EXHIBIT 99.1


                                                     For further information:
                                                     Jim Fingeroth/Wendi Kopsick
                                                     Kekst and Company
                                                     (212) 521-4800


FOR IMMEDIATE RELEASE
---------------------


                  GRAND UNION LAUNCHES SOLICITATION OF CONSENTS

         WAYNE, NJ, MAY 26, 1998 -- The Grand Union Company announced today that on May 22 it commenced the solicitation of consents of its Senior Noteholders and preferred shareholders. Assuming receipt of the required consents, the Company intends to commence a voluntary prepackaged Chapter 11 bankruptcy to be filed on or about June 24, 1998.

         In order for their votes to be counted, holders of the Company's Senior Notes and preferred stock must return their ballots no later than June 22, 1998. Requests for copies of the disclosure statement should be directed to the Company's voting agent, The Altman Group, at (212) 681-9000.

         The Company's proposed restructuring plan reflects the agreed upon terms between an unofficial committee of Senior Noteholders holding $275 million of the Company's $595 million in outstanding Senior Notes and by the Company's preferred shareholders. The plan provides that trade and business creditors will be unimpaired and will continue to be paid in the ordinary course of business.

         The restructuring plan further provides that:
         o The Company's Senior Notes will be cancelled and exchanged for all of the reorganized Company's common stock;
         o The Company's existing common stock will be cancelled and exchanged for five-year warrants to purchase approximately 1.5% of the new common stock at an exercise price of $19.82 per share, and
         o The Company's preferred stock will be cancelled and exchanged for five-year warrants to purchase approximately 10.5% of the new common stock at an exercise price of $19.82 per share and 2.5% of the new common stock at an exercise price of $23.15 per share. The preferred shareholders will also receive four-year warrants to purchase approximately 1% of the new common stock at an exercise price of $12.32 per share.

         As previously announced, the Company has signed a firm underwritten commitment letter from Swiss Bank Corporation and Lehman Commercial Paper Inc. for a $300 million credit facility.

         Grand Union currently operates 222 retail food stores in six Northeastern states.

         Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the Company's most recent Form 10-K, dated March 29, 1997, the Company's most recent Form 10-Q, dated January 3, 1998, and other documents as filed with the Securities and Exchange Commission.



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